One Ameren Plaza
                                             1901 Chouteau
                                             St. Louis, Mo 63103
AMEREN [LOGO] News Release

Contact:

Media:
Susan Gallagher
(314) 554-2175

Investor:
Lynn Barnes
(314) 554-4829

 UNION ELECTRIC COMPANY AND CIPSCO INCORPORATED COMPLETE MERGER TO CREATE
                            AMEREN CORPORATION

St. Louis, MO, and Springfield, IL, Dec. 31, 1997--- Union Electric Company and CIPSCO Incorporated two financially strong Midwest utilities -- today announced the completion of their merger.
     The combination creates Ameren Corporation (NYSE: AEE). With assets of approximately $9 billion, Ameren is parent of Union Electric (now known as AmerenUE) and Central Illinois Public Service Company (now known as AmerenCIPS).
     Ameren companies serve 1.5 million electric customers and 300,000 natural gas customers in a 44,500-square mile area of Missouri and Illinois. The new holding company and AmerenUE are based in St. Louis;
the headquarters of AmerenCIPS remains in Springfield, IL.
    With the completion of the merger, shares of the new company began trading on the New York Stock Exchange. The two companies signed a definitive merger agreement in 1995 in a transaction valued now at
approximately $1.4 billion.   The market capitalization of Ameren is
approximately $5.3 billion.
     "It is an understatement to say that we are extremely pleased our merger has been approved. Our employees have demonstrated creativity and dedication to make this merger a reality," said Charles W. Mueller, chairman, president and chief executive officer of Ameren Corporation. "As we said two years ago and we believe even more firmly today, this merger brings together two high quality, low-cost energy providers who have customer-focused philosophies and a solid position in their respective markets."

     CIPSCO President and Chief Executive Officer Clifford L. Greenwalt, who retires Dec. 31, 1997, cited the two companies' focus on their core energy business and the $759 million in merger savings expected over the next 10 years as strengths in an increasingly competitive environment. Holders of Union Electric common stock receive one share of the new holding company common stock (NYSE: AEE) for each Union Electric share (NYSE: UEP) they hold. Holders of CIPSCO Incorporated common stock (NYSE: CIP) receive
1.03 shares of the holding company common stock.  (CIPSCO Incorporated was
the parent company of Central Illinois Public Service Company.)   Upon
completion of the merger, Ameren has approximately 137 million common shares outstanding.
     Ameren is expected to initially adopt Union Electric's annual common share dividend payment level (UE's current annual dividend is $2.54 per share).
    The new holding company's 15-member board of directors includes 10 members from Union Electric, with Mueller as chairman of the board, and five from CIPSCO, including Greenwalt.
     The final of six regulatory approvals for the merger came from the Securities and Exchange Commission on Dec. 31. Other regulatory approvals were obtained from the Federal Energy Regulatory Commission, the Illinois Commerce Commission, the Missouri Public Service Commission, Hart-Scott Rodino Filing/Federal Trade Commission and Department of Justice, and the Nuclear Regulatory Commission.
     Shareholders of both companies approved the agreement Dec. 20, 1995. The preferred stock of Union Electric Company and Central Illinois
Public Service Company remains outstanding.
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